Exhibit 10.3

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER SUCH ACT AND ALL SUCH OTHER APPLICABLE LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

PROMISSORY NOTE

$275,000	August 13, 2010

          FOR VALUE RECEIVED, World Series of Golf, a Nevada corporation (the “Company”), promises to pay to the order of Joseph Martinez (or his assigns, the “Holder”), or shall have paid pursuant to the terms hereunder, at the Holder’s principal office or such other address as the Holder of this Note shall designate from time to time, the principal sum of Two Hundred Seventy-Five Thousand dollars ($275,000) (the “Principal Amount”) by August 12, 2013 (the “Maturity Date”), or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay simple interest to the Holder on the aggregate unconverted and then outstanding Principal Amount of this Note in accordance with the provisions hereof.

          This Note is subject to the following additional provisions:

          1. Interest. Simple interest on this Note shall accrue daily commencing on the date of issuance at the rate of 1% per annum, and shall be payable in cash on the Maturity Date, unless this Note is earlier prepaid as provided herein, in which event interest shall be payable on the date of such prepayment with respect to the Principal Amount being prepaid.

          2. Prepayment. At its option, the Company may, from time to time, prepay all or any portion of the Principal Amount of this Note in cash.

          3. Default. Notwithstanding anything to the contrary contained herein, if any of the following conditions or events (each, an “Event of Default” and collectively, the “Events of Default”) shall occur and be continuing:

(a) The Company fails to pay any principal or interest of this Note when such amount becomes due and payable in accordance with the terms thereof and such payment is not made with three business days of when it is due.

          (b) Involuntary Bankruptcy; Appointment of Receiver, Etc. (1) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed; or (2) an involuntary case is commenced against the Company under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect in which a decree or order of a court having jurisdiction in the premises for the appointment of a receiver shall have been entered and continues for sixty (60) days unless dismissed, bonded, stayed, vacated or discharged; or

          (c) Voluntary Bankruptcy; Appointment of Receiver, Etc. The Company shall have an order for relief entered with respect to it or commence a voluntary case under the any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, or shall consent to the appointment of or taking possession by a receiver for all or a substantial part of its property; or the making by the Company of any assignment for the benefit of creditors; or in the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary;

          THEN, upon the occurrence of any Event of Default described in this Section 2, (a) the Holder may, by notice to the Company, declare the Principal Amount and all accrued and unpaid interest to be forthwith due and payable in cash, and (b) the Holder may exercise any or all rights and remedies available to it hereunder or under applicable law or otherwise.

          4. Presentment; Demand. The Company hereby waives any right to presentment, demand, protest or notice of dishonor and protest of this Note and any other notice, and any set-off against sums due and payable under this Note that the Company may have or claim to have against any Holder of this Note.

          5. Transferability. No transfer of this Note or any of the rights contained herein may be effected unless the Company consents in writing thereto. Any transfer, attempted transfer or other disposition in violation of the foregoing restriction shall be deemed null and void and of no binding effect

          6. Governing Law. This Note shall be governed by and construed under the laws of the State of New York applied to contracts between residents of said State and executed and wholly performed in said State.

          7. Notices. Except as otherwise expressly provided herein, any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given or delivered (as the case may be) upon personal delivery (professional courier permissible) by facsimile (with written confirmation of receipt) or when mailed by registered or certified United States mail, three (3) business days after deposit in the United States mail. Such notice may be personally delivered or sent to the following address: (a) if to the Holder, to Joseph Martinez, to either his office or his residence, or to such other address which the Holder shall have given notice pursuant hereto to the Company, or, (b) if to the Company, to World Series of Golf, Inc., 10161 Park Run Drive, Suite 150, Las Vegas, NV 89145, Attention: CEO, or to such other address of which the Company shall have given notice pursuant hereto with a copy to Andrea Cataneo, Sichenzia Ross Friedman Ference LLP, Facsimile: 212-930-9725.

          8. Amendments. Any term of this Note may be amended only with the written consent of the Company and the Holder.

          9. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          10. Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Note the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

          11. Arbitration. In the event of any dispute between the Company and the Holder with respect to any of the provisions of this Note, the Company and the Holder agree to submit such dispute to binding arbitration before a single arbitrator reasonably acceptable to the Company and the Holder, conducted in New York, New York pursuant to the commercial rules of the American Arbitration Association. The determination of the arbitrator shall be conclusive and binding upon the Company and the Holder. The non-prevailing party to an arbitration shall pay its own expenses, the fees of the arbitrator, any administrative fees of the American Arbitration Association, and the expenses, including reasonable fees, costs and disbursements of counsel, incurred by the prevailing party.

          The undersigned has executed this Note as of the date set forth above.

World Series of Golf, Inc.

By:

Name:	Patrick Brown
Title:	CEO